Exhibit 10.5
BARINGS PRIVATE CREDIT CORPORATION

DIVIDEND REINVESTMENT PLAN

Barings Private Credit Corporation, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions declared by its Board of Directors (the “Board of Directors”) on shares of its common stock, par value $0.001 per share (the “Common Stock”):

1. Unless a stockholder specifically elects to receive cash as set forth below, all cash dividends and distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2. Such cash dividends and distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the dividend and/or distribution involved.

3. The Corporation intends to use newly-issued shares of its Common Stock to implement the Plan. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the most recent available net asset value per share for such shares at the time the distribution is payable.

4. A stockholder may, however, elect to receive his, her or its dividends and distributions in cash. To exercise this option, such stockholder shall notify the Corporation’s investor relations department at 1-888-401-1088 or bdcinvestorrelations@barings.com to request a change form. Such change form must be received by DST Systems, Inc., the plan administrator (the “Plan Administrator”), no later than 10 business days prior to the distribution date fixed by the Board of Directors for such dividend. If such change form is received by the Plan Administrator less than 10 business days prior to the distribution date fixed by the Board of Directors for such dividend, then that dividend will be reinvested pursuant to the terms of the Plan and any subsequent dividends will be paid in cash.

5. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.

6. Those Stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election so long as their broker or other financial intermediary notifies the Plan Administrator of the same by submitting the change form.

7. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable after the date of each acquisition. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, and such fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the value of the Corporation’s shares as determined in accordance with Section 3 hereof at the time of termination.

8. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant.

9. The Plan Administrator’s service fee, if any, for purchases made pursuant to the Plan, and expenses for administering the Plan will be paid for by the Corporation.

10. Each Participant may terminate his, her or its account under the Plan by requesting a change form from the Corporation’s investor relations department at 1-888-401-1088 or bdcinvestorrelations@barings.com. Such termination will be effective immediately upon receipt by the Plan Administrator. The Plan may be terminated by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Corporation. Upon any termination, the Plan Administrator will cause whole shares of Common Stock of the Corporation held for the Participant under the Plan to be credited to the Participant in book-entry form with the Corporation’s transfer agent and a cash adjustment for any fractional shares to be paid to the Participant (the value of which will be calculated using the value of the Corporation’s shares determined in accordance with Section 3 hereof).

11. Any shares issued in connection with a stock dividend or stock split declared by the Corporation will be added to the Participant’s account with the Plan Administrator. Transaction processing may be curtailed or suspended until the completion of such stock split or payment of such stock dividend.

12. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13. The Plan Administrator will at all times act in good faith for all purchases and sales and will use its commercially reasonable best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s gross negligence, bad faith, or willful misconduct or that of its employees or agents.

14. These terms and conditions shall be governed by the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

Dated February 23, 2022